                                                             Exhibit (b)(3)
                                                                    Confidential

                                 Presentation to

                           GATHERER BOARD OF DIRECTORS

                               SEPTEMBER 12, 1997


Donaldson, Lufkin & Jenrette

                                                     GATHERER BOARD OF DIRECTORS

TABLE OF CONTENTS

      1     EXECUTIVE SUMMARY

      2     DISCUSSION OF THE OFFER

      3     HUNTER COMMON STOCK STORY

      4     APPENDIX


Donaldson, Lufkin & Jenrette

                                                     GATHERER BOARD OF DIRECTORS

EXECUTIVE SUMMARY


Donaldson, Lufkin & Jenrette                                                   1

                                                     GATHERER BOARD OF DIRECTORS

EXECUTIVE SUMMARY

      In response to the strategic need for Gatherer to grow and be acquisitive, Hunter is proposing to purchase the remaining 19% of Gatherer shares that it does not already own.

      o Hunter is proposing to acquire the remaining minority interest of Gatherer (approximately 19%) for a value of $30.25 per share.

      o The consideration will be comprised of $20.17 in cash and $10.08 in Hunter common stock.

      o This amount represents a 26.4% premium to Gatherer's common stock price of $23 15/16 per share on July 8, 1997, the date on which Hunter suggested a dialogue on valuation, and a 4.8% premium to Gatherer's closing stock price as of September 10, 1997.

      o Hunter believes that the acquisition is an appropriate strategic move, providing Gatherer, which currently has limited acquisition capability, with a strong acquisition currency, financial flexibility and leverage capacity through which Gatherer can become a leader in its industry.

      o This transaction provides Gatherer shareholders with a substantial return, improved liquidity and the ability to participate in the upside of the combined entity.

      o Gatherer shareholders should be receptive to receiving Hunter shares since almost all of Gatherer's significant shareholders are already Hunter shareholders (See Appendix).


Donaldson, Lufkin & Jenrette                                                   2

                                                     GATHERER BOARD OF DIRECTORS

TERMS OF THE OFFER

                          HUNTER'S OFFER TO ACQUIRE MINORITY INTEREST
--------------------------------------------------------------------------------

Offer Price Per Share     $30.25

Shares To Be Acquired All outstanding shares of Gatherer common stock not currently owned by Hunter.

Form of Consideration     $20.17 in cash and $10.08 in Hunter common stock.

Options All shares subject to Gatherer's incentive compensation plans will be considered to be outstanding. All outstanding options will vest. Management will have the option to rollover options to Hunter shares or receive transaction consideration.

Board of Directors        Current Gatherer Directors will continue to serve on
                          Gatherer's Board of Directors through 1998.

Management                Existing Gatherer management will remain in present
                          roles and Hunter expects that Jim Pouliot, Mike
                          Pautler and Phil Urban will be elected as senior officers of Hunter.

Structure of Merger       Either one-step merger or a tender offer followed by a
                          short-form merger.

Anticipated Closing       Fourth quarter of 1997.
--------------------------------------------------------------------------------


Donaldson, Lufkin & Jenrette                                                   3

                                                     GATHERER BOARD OF DIRECTORS

OVERVIEW OF THE MARKETPLACE

      How does Gatherer fit into the intensely competitive landscape of non-standard personal auto and commercial insurance?

      o Competition within the non-standard personal auto industry has reached unprecedented heights:

            - Large, national standard writers have ventured into the non-standard arena in search of higher returning business;

            - Competitors are focused on growth in premium volume over which to spread underwriting and claims-handling costs. This growth can be most quickly achieved through rate cutting and new distribution platforms; and,

            - Smaller, local producers are being forced to lower rates and margins in order to fend off and remain competitive with intruding regional and national players.

      o Competitors have made and are seeking acquisitions in order to provide quick and profitable growth in the non-standard auto market:

            - In June 1997, General Motors Acceptance Corporation announced its $520 million acquisition of Integon Corporation, and in August 1997, USF&G announced its $240 million acquisition of Titan Holdings;

            - Acquisition activity has driven up non-standard personal auto insurers' valuations as those companies who are not strong sector players are looking to enter or improve their position in the industry; and,

            - Recent acquisitions have added well-capitalized competitors to the non-standard personal auto sector.

      o     Extremely soft pricing is plaguing the commercial lines marketplace:

            - Excess and surplus lines are realizing price pressure in part due to increased capacity from new market entrants;

            - In the first half of 1997, excess and surplus lines rates declined between 10% and 15%(1) , even for the toughest classes of business;

            - Standard commercial property and casualty insurance rates also continue to decline, while buyers demand improved service, terms and conditions; and,

            - Competitive advantages, other than price, will be difficult to maintain under current market conditions.


(1) Source: Business Insurance, July 7, 1997.


Donaldson, Lufkin & Jenrette                                                   4

                                                     GATHERER BOARD OF DIRECTORS

PROFILE OF GATHERER

      Recently, Gatherer has produced outstanding results and has a strong operational infrastructure and personnel. However, its current ownership structure may hinder its ability to achieve scale and grow into a national leader in its industry.

      --------------------------------------------------------------------------
            Highlights
      --------------------------------------------------------------------------

      o     Strong, profitable financial results.

      o     Superior management team.

      o Ability to reduce expense ratios and perform as a low-cost insurance provider.

      o     New product offerings and opportunistic growth strategies.

      o     Attractive new legislation in California.

      --------------------------------------------------------------------------
            Concerns
      --------------------------------------------------------------------------

      o     Lack of currency to offer as consideration in an acquisition.

      o     Restricted leverage capacity and financial flexibility.

      o Non-standard auto insurance is becoming a business composed of national franchises.

      o Unfavorable soft markets in non-standard personal auto and commercial insurance.

      o In their current state, Gatherer's information systems will not support its business strategy.


Donaldson, Lufkin & Jenrette                                                   5

                                                     GATHERER BOARD OF DIRECTORS

RATIONALE FOR HUNTER'S PURCHASE OF SHARES

      Hunter's purchase of the remaining 19% of Gatherer's outstanding shares will assist Gatherer in becoming a national leader in its marketplace, while providing financial benefits to Gatherer's current shareholders.

      o Generates financial flexibility for Gatherer through Hunter's balance sheet.

      o Enables Gatherer to make strategic and necessary acquisitions and Hunter's stock provides currency options.

      o Offers Gatherer a larger capital base with which to support new business and purchase/build necessary technology.

      o Provides Gatherer shareholders the ability to participate in the upside of the combined entity.

      o Rewards Gatherer shareholders with substantial return in the form of cash and shares of Hunter.

      o Provides an opportunity to eliminate redundancies, allowing increased competitiveness of the consolidated companies.


Donaldson, Lufkin & Jenrette                                                   6

                                                     GATHERER BOARD OF DIRECTORS

DISCUSSION OF THE OFFER


Donaldson, Lufkin & Jenrette                                                   7

                                                     GATHERER BOARD OF DIRECTORS

FIXED VALUE VS. FIXED PRICE

      Given the characteristics of the proposed transaction, a fixed value structure may be preferable to Gatherer shareholders.

      o Hunter's offer for Gatherer's shares includes a cash component and a stock component.

      o The stock component can be structured to deliver a fixed value to Gatherer shareholders regardless of Hunter's stock price movement prior to closing.

      o Alternatively, the stock component can be structured to deliver a fixed number of Hunter shares to Gatherer shareholders.

      o The fixed value structure provides Gatherer shareholders with certainty while the fixed share structure enables Gatherer shareholders to participate in the upward and downward movements in Hunter's stock price prior to closing.

      o Given that the proposed offer is likely to be publicly calculated by the investment community as dilutive to Hunter's earnings per share, Hunter has proposed to consider a fixed value structure which would protect Gatherer shareholders from a decline in Hunter's stock price between announcement and closing.


Donaldson, Lufkin & Jenrette                                                   8

                                                     GATHERER BOARD OF DIRECTORS

FORM OF CONSIDERATION

      Hunter has proposed an offer in which the consideration consists of both cash and stock.

      o The use of cash versus stock as form of consideration can alter the results of a transaction.

                        ALL CASH OFFER                      ALL STOCK OFFER
=======================================================================================================
Dilution                Less dilutive than a stock offer    More dilutive than a cash offer
-------------------------------------------------------------------------------------------------------

Taxation                Fully taxable                       Tax-free
-------------------------------------------------------------------------------------------------------

Liquidity               Immediate liquidity                 Less liquidity
-------------------------------------------------------------------------------------------------------

Reinvestment Decision   Required                            Not necessary
-------------------------------------------------------------------------------------------------------

Post-Transaction        No participation in upside or       Value based upon success of combined entity
                        downside of combined entity
-------------------------------------------------------------------------------------------------------

      o An offer consisting of both cash and stock provides a blend of the above results.


Donaldson, Lufkin & Jenrette                                                   9

                                                     GATHERER BOARD OF DIRECTORS

GATHERER BUSINESS OVERVIEW

      The largest portion of Gatherer's premiums and underwriting income is derived from non-standard personal auto insurance.

    [THE FOLLOWING TABLE WAS DEPICTED AS A PIE CHART IN THE PRINTED MATERIAL]

GATHERER 1996 GROSS PREMIUMS WRITTEN

            Personal Lines                      44.6%
            Standard Commercial                  6.9%
            Specialty Commercial                34.9%
            Collateral Protection               13.7%


    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

1997E PRE-TAX UNDERWRITING GAIN (LOSS)
($ in millions)

            Personal Lines                      $15.7
            Standard Commercial                 $ 2.2
            Specialty Commercial                $(8.5)
            Collateral Protection               $ 2.1
                                                -----
            Total                               $11.5


Donaldson, Lufkin & Jenrette                                                  10

                                                     GATHERER BOARD OF DIRECTORS

GATHERER STOCK PRICE PERFORMANCE

                                [GRAPHIC OMITTED]

                              [PLOT POINTS TO COME]

Low Price on 1/27/97 - $16.50
High Price on 9/02/97 - $29.00

(1) 4/28/97 - Public announcement: Integon hires Goldman Sachs.
(2) 6/3/97  - Public announcement: Titan Holdings hires Furman Selz.
(3) 6/23/97 - Public announcement: GMAC acquires Integon.
(4) 7/8/97  - Valuation discussions begin between financial advisors of Hunter and Gatherer.
(5) 8/8/97  - Public announcement: USF&G acquires Titan Holdings.



Donaldson, Lufkin & Jenrette                                                  11

                                                     GATHERER BOARD OF DIRECTORS

COMPARATIVE GATHERER STOCK PRICE
PERFORMANCE

                                [GRAPHIC OMITTED]

                              [PLOT POINTS TO COME]

(1) 4/28/97 - Public announcement: Integon hires Goldman Sachs.
(2) 6/3/97 - Public announcement: Titan Holdings hires Furman Selz.
(3) 6/23/97 - Public announcement: GMAC acquires Integon.
(4) 7/8/97 - Valuation discussions begin between financial advisors of Hunter and Gatherer.
(5) 8/8/97 - Public announcement: USF&G acquires Titan Holdings.


Donaldson, Lufkin & Jenrette                                                  12

                                                     GATHERER BOARD OF DIRECTORS

GATHERER STOCK PRICE PERFORMANCE

      Gatherer's stock price has outperformed comparable companies' stock prices since the commencement of the valuation dialogue between the financial advisors of Hunter and Gatherer.

                                [GRAPHIC OMITTED]

                              [PLOT POINTS TO COME]

(1) 7/8/97 - Valuation discussions begin.


Donaldson, Lufkin & Jenrette                                                  13

                                                     GATHERER BOARD OF DIRECTORS

PREMIUM OFFERED TO MARKET PRICE

      Hunter believes that the offer price provides a substantial premium over Gatherer's true value unaffected by recent transitory external factors.

      o Gatherer's stock price has appreciated 54.0% since Integon announced that it had retained Goldman Sachs, compared to appreciation of 20.0% for the prior six months.

      o The expectation by Gatherer shareholders that Hunter will inevitably purchase the remaining 19% of Gatherer's shares or will ultimately sell Gatherer for a premium has intensified as a result of research analyst speculation(1) and recent merger activity.

      o Three of the four publicly traded non-standard personal auto writers enjoyed appreciation far in excess of the S&P Property & Casualty Index following the Integon announcement.

      o Gatherer's stock price may have been significantly affected by the market's expectations of a potential merger transaction.

      o The premium paid by Hunter should be based on Gatherer's unaffected stock price, which is the price at which Gatherer's stock would trade absent transitory external factors.

      o Assuming that Gatherer had enjoyed the same appreciation since the Integon announcement as the S&P Property & Casualty Index of 20.2%, its unaffected stock price today would be $22.38 per share.

(1) Source: Orion Capital, Expanding a Successful Model, Peter Wade (Lehman
            Brothers), June 24, 1997

Donaldson, Lufkin & Jenrette                                                  14

                                                     GATHERER BOARD OF DIRECTORS

GATHERER VALUATION BASED ON PREMIUMS PAID IN SELECTED GOING-PRIVATE TRANSACTIONS

                                 Stock Price Premium Prior to Announcement Date
                                 -----------------------------------------------
                                  1 Day  1 Week  1 Month   3 Months  6 Months
                                 ------  ------  -------   --------  -----------
                                 9/9/97  9/9/97   9/9/97    6/9/97   3/10/97
================================================================================
Gatherer Unaffected Stock Price  $22.38  $22.38   $22.38    $22.38   $17.88 (1)
--------------------------------------------------------------------------------
Average Premium (2)               22.2%   27.9%    29.8%     29.9%    29.6%
Implied Valuation                $27.30  $28.62   $29.05    $29.07   $23.17
================================================================================

(1) Gatherer's unaffected stock price for the six months prior to announcement date is not $22.38 because six months ago was before the announcement that Integon had hired Goldman Sachs.

(2) Source: Securities Data Corporation. Includes all going-private transactions, excluding those involving real estate companies, since 1990 with transaction values greater than $25 million.


Donaldson, Lufkin & Jenrette                                                  15

                                                     GATHERER BOARD OF DIRECTORS

M&A VALUATION

      Comparable M&A transactions indicate a valuation lower than Hunter's offer of $30.25 per share.

      ($ in millions, except per share data)

                                                    Multiple of Selected Non-
                                                      Standard Auto Company
                                                            Acquisitions        Implied Equity Valuation    Implied Price Per Share
                                         Gatherer   -------------------------  --------------------------   ------------------------
                              Gatherer  Per Share    Low    Median     High     Low      Median     High      Low     Median   High
====================================================================================================================================
GAAP
LTM Operating Earnings          $26.8     $1.79     10.9x    12.2x     28.6x   $292.4    $326.0    $767.3   $19.51    $21.75  $51.19
6/30/97 Shareholders' Equity    237.8     15.81     0.97     1.60      2.88     230.7     380.5     684.8    15.34     25.30   45.54
------------------------------------------------------------------------------------------------------------------------------------
GAAP Average                                                                   $261.5    $353.2    $726.0   $17.42    $23.52  $48.37
------------------------------------------------------------------------------------------------------------------------------------
SAP
1996 SAP NOI                    $29.8               10.2x    16.9x     24.2x   $202.6    $400.9    $620.0   $13.47    $26.66  $41.23
12/31/96 SAP C&S                253.8               1.16     2.59      3.27     192.9     555.9     728.5    12.83     36.97   48.44
------------------------------------------------------------------------------------------------------------------------------------
SAP Average                                                                    $197.8    $478.4    $674.3   $13.15    $31.81  $44.84
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Total Average                                                                  $229.7    $415.8    $700.2   $15.29    $27.67  $46.60
====================================================================================================================================


Donaldson, Lufkin & Jenrette                                                  16

                                                     GATHERER BOARD OF DIRECTORS

PUBLIC VALUATION--NON-STANDARD PERSONAL AUTO INSURERS

($ in millions, except per share data)

                                                    Multiple of Selected Non-
                                                      Standard Auto Company
                                                            Acquisitions        Implied Equity Valuation    Implied Price Per Share
                                         Gatherer   -------------------------  --------------------------   ------------------------
                              Gatherer  Per Share    Low    Median     High     Low      Median     High      Low     Median   High
====================================================================================================================================
GAAP
1997E Operating Earnings        $34.1     $2.27      7.5x    13.2x     22.1x   $256.7    $450.3    $751.0   $17.12    $30.02  $50.07
1998E Operating Earnings         39.4      2.61      6.6     11.1      19.3     258.2     435.7     759.5    17.10     28.86   50.30
6/30/1997 Shareholders' Equity  237.8     15.81     1.43     1.84      3.99     338.9     438.4     949.9    22.54     29.15   63.16
------------------------------------------------------------------------------------------------------------------------------------
GAAP Average                                                                   $284.6    $441.5    $820.1   $18.92    $29.34  $54.51
------------------------------------------------------------------------------------------------------------------------------------

o Valuation of Gatherer based on public comparables is difficult due to the small number of publicly traded non-standard personal auto companies (Mobile America, Omni Insurance Group, Progressive Corp. and Titan Holdings), the wide divergence in the market value of these companies and their different business characteristics.

      - Progressive is a stand-out, well-followed company with an exceptional and consistent growth story;

      -     Mobile America is a small and under-followed company; and,

      - Titan Holdings has entered into a definitive agreement to be acquired by USF&G.


Donaldson, Lufkin & Jenrette                                                  17

                                                     GATHERER BOARD OF DIRECTORS

SELECTED COMPARABLE M&A TRANSACTIONS

      The following non-standard acquisitions reflect the most comparable transactions.

(Dollars in thousands)



                                                            Total      Change      Consid-
                                                             Acq.        of        eration
      Acquiror               Seller             Date        Price      Control     Offered
==============================================================================================
USF&G Corp.          Titan Holdings           8-Aug-97     $266,000      Yes        Cash
GMAC                 Integon Corporation      24-June-      518,000      Yes        Cash
                                                97
Orion Capital        Guaranty National        2-Jul-96       85,100       No        Cash
Guaranty National    Viking Insurance         18-Jul-95     102,700      Yes        Cash
                       Hldgs.
USF&G Corporation    Victoria Financial Corp. 22-May-        55,300(3)   Yes        Stock
                       Corp.                     95
Integon Corporation  Bankers and Shippers     22-Oct-94     142,000      Yes        Cash
                       Insurance Co.
American Premier     Leader National Corp.    20-May-        38,000      Yes        Cash
Underwriters                                     93
American Premier     American Financial       31-Dec-       335,000      Yes        Stock
Underwriters           Corp.                     90
Jupiter Industries/  Integon Corporation      1-Aug-90      269,000      Yes        Cash
Head Insurance
Investors

(Dollars in thousands)                           Equity Purchase      Total Purchase
                                                  Price as a          Price as a
                     Seller Financial Data:       Multiple to:        Multiple to:
                     ----------------------    -----------------     ---------------
                                                Oper.
                      GAAP        GAAP           Net       GAAP      SAP       SAP
      Acquiror       NOI (1)    Equity (2)     Income     Equity     NOI       C&S
====================================================================================
USF&G Corp.           $14,318   $118,584        15.7x       1.97x     19.1x    3.27x
GMAC                       NM    179,899          NM        2.88        NM     3.25

Orion Capital           5,900    203,982          NM        1.33        NM     2.75
Guaranty National       9,263     93,277        11.1x       1.10      10.2     1.25

USF&G Corporation       1,933     28,610        28.6        1.93      24.2     2.86

Integon Corporation    12,400     99,400        11.5        1.43      22.5     2.22

American Premier        3,500     39,000        10.9        0.97      14.2     1.16
Underwriters
American Premier       26,100    210,000        12.8        1.60      14.6     2.59
Underwriters
Jupiter Industries/       400    143,500          NM        1.87        NM     2.19
Head Insurance
Investors
                     ---------------------------------------------------------------
                     High                       28.6x       2.88x     24.2x    3.27x
                     Median                     12.2        1.60      16.9     2.59
                     Low                        10.9        0.97      10.2     1.16
                     ---------------------------------------------------------------

                     ---------------------------------------------------------------
                     Hunter's Offer             16.9x       1.91x     18.7x    2.19x
                     ---------------------------------------------------------------

(1)   Excludes realized gains and losses.
(2) Excludes mark-to-market effects of FAS 115, except for Titan Holdings transaction (unrealized gains unreported).
(3) Represents value of consideration of announcement date. Actual consideration was $59 million due to appreciation of USF&G stock between announcement and closing.


Donaldson, Lufkin & Jenrette                                                  18

                                                     GATHERER BOARD OF DIRECTORS

NON-STANDARD AUTO INSURERS

($ in millions, except per share data)

                                                                                                                       Total
                           Price                          Total                  Price/                            Enterprise Value/
                           As of               Market  Enterprise  -----------------------------------------------------------------
                 Ticker   9/10/97    Shares    Value     Value     1996A      LTM      1997E      1998E     BVPS   SAP NOI   SAP C&S
====================================================================================================================================
Gatherer                   $28.88     15.0     $434.2    $535.7    18.2x.    16.1x      12.7x     11.1x     1.83x   18.0x     2.11x
------------------------------------------------------------------------------------------------------------------------------------
Mobile America   MAME        9.50      7.1       67.9      79.9     8.2       8.0        7.5       6.6      1.85     NM       3.42
Omni             OMGR       13.75      5.7       78.4      78.4    16.3      15.5       13.3      11.9      1.43    27.5      2.13
Progressive      PGR        99.25     72.1    7,154.9   7,930.8    24.3      22.8       22.1      19.3      3.99    28.5      6.14
Corp.
Titan Holdings   TH         21.75     10.1      219.1     238.8    15.3      14.9       13.1      10.3      1.84    17.3      2.97
------------------------------------------------------------------------------------------------------------------------------------
High                                                                         22.8x      22.1x     19.3x     3.99x   28.5x     6.14x
Median                                                                       15.2       13.2      11.1      1.84    27.5      3.20
Low                                                                           8.0        7.5       6.6      1.43    17.3      2.13
====================================================================================================================================

                 Projected  Projected
                    ROE     EPS Growth
======================================
Gatherer            14.4%     15.0%
--------------------------------------
Mobile America      24.5      15.1
Omni                10.7      12.6
Progressive         18.1      14.4
Corp.
Titan Holdings      14.0      27.7
--------------------------------------
High                24.5%     27.7%
Median              16.1      14.8
Low                 10.7      12.6
======================================


Donaldson, Lufkin & Jenrette                                                  19

                                                     GATHERER BOARD OF DIRECTORS

HUNTER COMMON STOCK STORY


Donaldson, Lufkin & Jenrette                                                  20

                                                     GATHERER BOARD OF DIRECTORS

HUNTER FINANCIAL AND OPERATIONAL HIGHLIGHTS

      Hunter's past year has been highlighted by strong financial results and positive business developments.

      o In September 1996, the market applauded Hunter's decision to divest of Security Re in order to focus on its specialty niche segmentation strategy.

      o Hunter's operating earnings increased 22% to $73 million in 1996 from $60 million in 1995 and increased 21% in the first six months of 1997 versus the same period in 1996.

      o Hunter boosted its dividend 14% in June 1997 to 16 cents per share and announced a 2-for-1 stock split, creating increased liquidity for Hunter shareholders.

      o Hunter's EBI and DPIC units have been continually improving their reputation and are currently acknowledged as the top performers in their respective business sectors.

      o     Hunter completed a seamless management transition.

      o Additional research analysts picked up coverage on Hunter over the past year, helping to disseminate Hunter's story to the investment community.


Donaldson, Lufkin & Jenrette                                                  21

                                                     GATHERER BOARD OF DIRECTORS

HUNTER STOCK PRICE PERFORMANCE

      As a result of these positive developments, Hunter's stock has appreciated dramatically, providing investors with a 70.1% appreciation over the past year.

                                [GRAPHIC OMITTED]

                              [PLOT POINTS TO COME]

Low Price on 9/06/96 - $25.25
High Price on 9/03/97 - $44.63


Donaldson, Lufkin & Jenrette                                                  22

                                                     GATHERER BOARD OF DIRECTORS

HUNTER STOCK PRICE PERFORMANCE

      Over the past year, Hunter's stock price has outperformed both comparable specialty insurers' stock prices and the S&P Property & Casualty Index.

                                [GRAPHIC OMITTED]

                              [PLOT POINTS TO COME]

* Peer Group includes: BKLY, CB, ER, FOM, FTR, HCC, HSB, MIG, MKL, OCAS, SPC,
  ZNT.
Indexed prices are market cap. weighted.


Donaldson, Lufkin & Jenrette                                                  23

                                                     GATHERER BOARD OF DIRECTORS

PUBLIC VALUATION -- SPECIALTY INSURERS

      Despite its strong performance, at $43.38 per share, Hunter's stock continues to be undervalued relative to comparable specialty insurers.

($ in millions, except per share data)

                                                          Multiple of Selected
                                                     Specialty Insurance Companies        Hunter Implied Valuation
                                           Hunter    -----------------------------   ----------------------------------
                                 Hunter   Per Share     Low      Median      High       Low         Median         High
========================================================================================================================
GAAP
1997E Operating Earnings (1)     $81.8       $2.97      13.6x     17.2x      21.2x   $1,108.5      $1,409.1     $1,730.6
1998E Operating Earnings (1)      93.9        3.41      11.8      15.1       18.3     1,109.1       1,414.9      1,715.3
6/30/1997 Shareholders'          550.6       20.00      1.33      2.40       3.69       733.2       1,323.6      2,029.3
Equity
------------------------------------------------------------------------------------------------------------------------
GAAP Average                                                                           $983.6      $1,382.6     $1,825.1
========================================================================================================================

                                     Implied Price Per Share
                                   ----------------------------
                                     Low      Median      High
===============================================================
GAAP
1997E Operating Earnings (1)       $40.25     $51.17     $62.85
1998E Operating Earnings (1)        40.28      51.38      62.29
6/30/1997 Shareholders'             26.63      48.07      73.69
Equity
---------------------------------------------------------------
GAAP Average                       $35.72     $50.21     $66.28
===============================================================

(1) Hunter projected operating earnings estimated by multiplying IBES estimates by the shares outstanding at July 29, 1997.


Donaldson, Lufkin & Jenrette                                                  24

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                                                     GATHERER BOARD OF DIRECTORS

SPECIALTY INSURERS

 ($ in millions, except per share data)

                                          Price                                                  Price/
                                          As of                Market    Enterprise    ---------------------------
                              Ticker     9/10/97    Shares     Value       Value       1997E     1998E       BVPS
==================================================================================================================
Hunter                                    $43.38      27.5    $1,194.4   $1,630.0      14.6x     12.7x       2.17x
------------------------------------------------------------------------------------------------------------------
W.R. Berkley                  BKLY         57.88      19.7     1,138.6    1,736.8      13.6      11.8        1.33
Chubb Corp.                   CB           68.13     172.5    11,749.3   12,810.1      16.5      14.7        2.22
Executive Risk                ER           62.31      10.6       659.1      784.1      19.4      16.6        3.25
Foremost                      FOM          58.38       9.2       539.0      638.3      16.4      13.7        2.59
Frontier Insurance Group      FTR          35.56      29.5     1,048.2    1,215.2      20.1      16.2        2.86
Hartford Steam Boiler         HSB          54.69      19.8     1,080.7    1,100.7      18.2      15.4        2.78
HCC Insurance Holdings        HCC          26.63      45.9     1,223.0    1,302.5      19.3      15.4        3.69
Markel Corp.                  MKL         144.31       5.5       792.3    1,035.4      21.2      18.3        3.26
Meadowbrook Insurance Group   MIG          24.13       8.7       208.9      212.8      15.3      13.0        1.96
Ohio Casualty                 OCAS         45.63      34.1     1,555.0    1,600.0      14.5      13.0        1.85
St. Paul Cos.                 SPC          76.75      83.9     6,436.6    7,367.3      13.7      12.6        1.75
Zenith National Corp.         ZNT          28.50      17.7       504.4      591.9      17.9      16.4        1.46
------------------------------------------------------------------------------------------------------------------
High                                                                                   21.2x     18.3x       3.69x
Median                                                                                 17.2      15.1        2.40
Low                                                                                    13.6      11.8        1.33
==================================================================================================================

                               Enterprise Value/
                              ------------------  Projected  Projected
                              SAP NOI    SAP C&S     ROE     EPS Growth
=======================================================================
Hunter                         15.1x      2.43x     14.9%      14.8%
-----------------------------------------------------------------------
W.R. Berkley                   20.6       1.97       9.8       14.8
Chubb Corp.                    21.6       4.51      13.4       12.1
Executive Risk                 51.6       5.67      16.8       16.8
Foremost                       20.7       3.17      15.7       19.7
Frontier Insurance Group       42.1       4.53      14.2       24.3
Hartford Steam Boiler          34.3       3.76      15.3       17.6
HCC Insurance Holdings         37.6       6.14      19.1       25.4
Markel Corp.                   37.8       3.66      15.4       15.8
Meadowbrook Insurance Group    18.6       2.49      12.8       17.7
Ohio Casualty                  14.7       1.53      12.8       11.4
St. Paul Cos.                  12.6       2.46      12.8        8.9
Zenith National Corp.          17.7       2.23       8.2        9.4
-----------------------------------------------------------------------
High                           51.6x      6.14x     19.1%      25.4%
Median                         21.1       3.42      13.8       16.3
Low                            12.6       1.53       8.2        8.9
=======================================================================


Donaldson, Lufkin & Jenrette                                                  25

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                                                     GATHERER BOARD OF DIRECTORS

APPENDIX


Donaldson, Lufkin & Jenrette                                                  26